As filed with the Securities and Exchange Commission on December 2, 2021

Registration No. 333-224292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3

Registration Statement No. 333-224292

UNDER

THE SECURITIES ACT OF 1933

Hawkeye Acquisition, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-0410230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(Address of principal executive offices including zip code)

James C. Ryan

Executive Vice President and Chief Financial Officer

Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(Name and address of agent for service)

(404) 504-9828

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-224292) (the “Registration Statement”) filed by Hawkeye Acquisition, Inc. (f/k/a Meredith Corporation) (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 13, 2018, which registered 2,500,000 shares of common stock, par value $1.00 per share of the Company.

On December 1, 2021, Gray Television, Inc. (“Gray”), through its direct wholly owned subsidiary, Gray Hawkeye Stations, Inc. (for such purpose, “Merger Sub”), completed an acquisition of Meredith Corporation (“Meredith”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) with Meredith, immediately after the consummation of Meredith’s spinoff of its national media group to the current Meredith shareholders, Merger Sub merged with and into Meredith, with Meredith surviving the merger as a wholly owned subsidiary of Gray.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 2, 2021.

Hawkeye Acquisition, Inc. (f/k/a Meredith Corporation)

/s/ James C. Ryan
James C. Ryan
Treasurer

Note: No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.